Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Issued Uracyst® Patent in Japan

LONDON, ONTARIO — August 17, 2011 -- Stellar Pharmaceuticals Inc. (OTCQB:SLXCF) ("Stellar" or "the Company"), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, announced today that it has been issued a patent by the Japan Patent Office for one of its lead products, Uracyst® (a sterile sodium chondroitin sulfate solution, 2%) for the treatment of cystitis and other related conditions.

The Japanese Letters Patent No. 4778888 entitled "Cystitis Treatment with High Dose Chondroitin Sulfate," describes the treatment of cystitis and other related conditions, by instillation into the bladder of a dose comprising of at least 350 mg in a volume of from 10 ml to 100 mLs. This patent will be in force until its expiry on February 18, 2024.

Arnold Tenney, Stellar's President and Chief Executive Officer, commented, "As awareness and acceptance of Uracyst® as the preferred treatment for interstitial cystitis and painful bladder syndrome (IC/PBS) continues to grow amongst physicians and patients in global markets, it is important this opportunity is well protected.  The Company is currently in the process of seeking a licensing and distribution partner in Japan for the sale of this product in this large market.  With patents already issued in Canada (a low dose patent) and high dose patents issued in the United States, Australia and China, and with numerous additional international patents pending, the addition of the Japanese patent expands Stellar’s already formidable intellectual property estate.”

About Uracyst®

It is believed that over 70% of IC/PBS patients have defects in their bladder glycosaminoglycan layers.  The glycosaminoglycan ("GAG") layer is a mucosal lining of the bladder that acts as a protective barrier against irritants and toxins in the urine and defends against bacterial adherence. When the GAG layer is damaged, these irritants and toxins in the urine seep through, causing an irritation to the bladder wall.  This results in increased frequency and urgency to void (up to 60 times a day).  Many IC/PBS patients also experience severe pelvic pain.  These symptoms can be debilitating and have a serious impact on a patient's quality of life.

Chondroitin sulfate (ChS) is believed to be the major GAG component responsible for the barrier function. Uracyst® was developed to replenish this defect in IC/PBS patients.

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Uracyst® 2% (400 mg) ChS dose has been shown to be the ideal dosage to saturate the bladder, thus restoring the barrier function. Instilled fluid volume of Uracyst® 20 mL also allows patients to retain the treatment in the bladder for a longer period of time, enabling a better uptake of the delivered dosage and a faster onset of symptomatic relief.  Uracyst® is also one of the most cost effective treatments for these patients. Combine treatment efficacy with the most cost effective therapy and it becomes understandable why Uracyst® is becoming the product of choice in treating IC/PBS.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc® and NeoVisc® Single Dose, for the symptomatic treatment of osteoarthritis; and Uracyst®, its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Both NeoVisc and Uracyst have their CE Mark certification for the European Community. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at www.stellarpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

CONTACTS:

Company Contact

Arnold Tenney
President & CEO
Stellar Pharmaceuticals Inc.
705-445-9505 or
519-434-1540